Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:
Michael A. Bender
SVP, Chief Financial Officer
(480) 315-6634
Investorrelations@spiritrealty.com

Press Release

Spirit Realty Capital Sells Camelback Mountain Resort

Scottsdale, AZ, October 8, 2013 - Spirit Realty Capital, Inc. (“Spirit Realty”) (NYSE: SRC), a real estate investment trust (REIT) that invests in single-tenant, operationally essential real estate, today announced that it has completed the sale of Camelback Mountain Resort (“Camelback”), a ski and snowboard resort located in the Pocono Mountains in Pennsylvania, for $69.25 million, representing a significant gain on its original investment. Spirit Realty will redeploy the proceeds into investments that are consistent with its proven strategy in an effort to continue to generate attractive, sustainable cash flows to support its dividend for shareholders.

“Camelback was a good investment and profitable holding, but it was not consistent with our core principle of investing in operationally essential properties that are generally smaller and more flexible in terms of their potential reuse,” said Thomas H. Nolan, Jr., the Chairman and Chief Executive Officer of Spirit Realty. “This disciplined approach has proven successful in the past, and we believe it will continue to generate attractive portfolio performance over the long term.”

The disposition of Camelback follows Spirit Realty’s sale on July 19, 2013 of two non-core multi-tenant properties, previously announced on August 8, 2013. Spirit Realty will continue to take a disciplined and patient approach to selling non-core properties and redeploying proceeds consistent with its investment strategy.

About Spirit Realty Capital
Spirit Realty Capital was formed in 2003 to invest in single-tenant operationally essential real estate, which refers to generally free-standing, commercial real estate facilities where tenants conduct retail, service or distribution activities that are essential to the generation of their sales and profits. Spirit Realty Capital completed its initial public offering in September 2012 and trades under the symbol “SRC” on the New York Stock Exchange. Spirit Realty Capital completed a merger with Cole Credit Property Trust II, Inc. on July 17, 2013. As a result, Spirit Realty Capital has an estimated enterprise value of $6.9 billion comprising a diverse portfolio of approximately 2,046 properties across 49 states as of September 13, 2013. There are approximately 370.6 million shares of post-merger Spirit Realty Capital common stock outstanding as of September 30, 2013. The third quarter 2013 post-merger cash dividend that Spirit Realty Capital announced on September 5, 2013, equates to an annualized rate of $0.65625 per share. More information about Spirit Realty Capital can be found at www.spiritrealty.com.

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Forward-Looking and Cautionary Statements
Statements contained in this press release that are not historical facts are forward-looking statements. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, our continued ability to source new investments, risks associated with using debt to fund the company’s business activities (including refinancing and interest rate risks, changes in interest rates and/or credit spreads, changes in the real estate markets), risks related to the recent Spirit-CCPT II merger and our ability to integrate the portfolios, disruption from the merger making it more difficult to maintain business and operational relationships, unknown liabilities acquired in connection with the acquired CCPT II properties, portfolios of properties, or interests in real-estate related entities, effects of liquidity for former CCPT II shareholders and Spirit shareholders previously holding unregistered shares, and those discussed in the Company’s filings with the Securities and Exchange Commission from time to time, including the pre-merger entities’ Annual Reports on Form 10-K, as well as the Company’s press releases, which can be found on the Company’s website at www.spiritrealty.com. The Company expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.